Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA 91101
Tel. 626.768.6000
Fax 626.817.8838

NEWS RELEASE

INVESTOR RELATIONS CONTACT:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR FIRST QUARTER 2016
OF $107.5 MILLION AND DILUTED EARNINGS PER SHARE OF $0.74,
BOTH UP 17% FROM PRIOR QUARTER

Pasadena, California - April 20, 2016 - East West Bancorp, Inc. (“East West” or the “Company”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported its financial results for the first quarter of 2016. For the first quarter of 2016, net income was $107.5 million or $0.74 per diluted share.

“East West is pleased to report strong earnings of $107.5 million or $0.74 per diluted share for the first quarter of 2016, an increase in diluted earnings per share of $0.11 or 17% from the fourth quarter of 2015,” stated Dominic Ng, Chairman and Chief Executive Officer of East West.

“During the quarter, we grew both loans and deposits, expanded our net interest income to $252.2 million and net interest margin to 3.32%, and improved our profitability ratios with a return on average assets of 1.33% and a return on average equity of 13.59%. Additionally, although we continue to make strong progress on the enhancements to our risk management systems and controls, concurrently, we are making good strides in our expense containment efforts,” continued Ng.

“East West is off to a great start for 2016. During the first quarter of 2016, East West remained focused on growing our balance sheet and business profitably and prudently, while ensuring that we are taking the appropriate risk management measures to sustain the Company for future growth. We will continue with this strategy for the remainder of 2016,” concluded Ng.

First Quarter Highlights

•
Strong First Quarter Earnings - Net income totaled $107.5 million or $0.74 per diluted share for the first quarter of 2016. Compared with the fourth quarter of 2015, net income increased $15.7 million and earnings per diluted share increased $0.11, both up by 17%.

Compared with the first quarter of 2015, net income for the first quarter of 2016 increased $7.5 million and earnings per diluted share increased $0.05, both up by 7%.

•
Record Loans - Total gross loans receivable of $23.8 billion as of March 31, 2016 were up $105.0 million from $23.7 billion as of December 31, 2015. Excluding the impact of $243.7 million in loans sold and securitized, the organic loan growth was $348.7 million or 6% annualized during the first quarter of 2016. The loan growth during the first quarter of 2016 was largely driven by increases in commercial real estate, consumer and single-family real estate loans, partially offset by a decrease in commercial loans.

•
Record Deposits - Total deposits of $28.6 billion as of March 31, 2016 were up $1.1 billion or 4% from $27.5 billion as of December 31, 2015. This growth was largely due to an increase in noninterest-bearing demand deposits of $804.8 million or 9% and money market deposits of $705.5 million or 10%, resulting in record core deposits of $22.5 billion as of March 31, 2016.

•
Net Interest Income and Margin Expansion - Both net interest income and net interest margin increased quarter over quarter. For the first quarter of 2016, the net interest income increased $5.3 million or 2% to $252.2 million and net interest margin increased six basis points to 3.32% compared to 3.26% for the fourth quarter of 2015.

•
Improved Capital Ratios - East West’s Common Equity Tier 1 (“CET1”) capital ratio was 10.7% as of March 31, 2016, compared to 10.5% as of December 31, 2015. The total risk-based capital ratio was 12.4% as of March 31, 2016, compared to 12.2% as of December 31, 2015.

•
Increased Financial Returns - Return on average assets increased to 1.33% for the first quarter of 2016, up 19 basis points from 1.14% for the fourth quarter of 2015. Return on average equity increased to 13.59% for the first quarter of 2016, up 192 basis points from 11.67% for the fourth quarter of 2015.

Quarterly Results Summary

	Quarter Ended
($ in millions, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015

Net income	$107.52	$91.81	$100.03
Earnings per share (diluted)	$0.74	$0.63	$0.69
Tangible equity (1) per common share	$18.79	$18.15	$16.87

Return on average assets	1.33%	1.14%	1.39%
Return on average equity	13.59%	11.67%	13.93%

Net interest income	$252.20	$246.94	$235.72
Net interest margin	3.32%	3.26%	3.51%

Cost of deposits	0.28%	0.29%	0.28%
Adjusted efficiency ratio (1)	44.53%	43.99%	42.65%

(1)	See reconciliation of GAAP to non-GAAP financial measures in Table 8.

Management Guidance

The Company is providing guidance for the second quarter and full year of 2016. Management currently estimates that fully diluted earnings per share for the full year of 2016 will range from $2.86 to $2.90, an increase of $0.20 to $0.24 or 8% to 9% from $2.66 for the full year of 2015 and an increase from the previously disclosed guidance range of $2.80 to $2.84 for the full year of 2016.

This EPS guidance for the remainder of 2016 assumes:

•
Federal funds target rate increases 25 basis points in September of 2016. The previously disclosed guidance had assumed the federal funds target rate would increase 25 basis points each in July and December 2016.

•	A net interest margin ranging from 3.25% to 3.35% for the remainder of 2016.

•	Organic loan growth of approximately 8.00% for the full year 2016.

•	Provision for loan losses of approximately $15 million for the remainder of 2016.

•	Noninterest expense of approximately $155 million to $160 million per quarter, including the amortization of tax credit and other investments of approximately $18 million per quarter.

•	An effective tax rate of 25.8% for the remainder of 2016.

Management currently estimates that fully diluted earnings per share for the second quarter of 2016 will range from $0.69 to $0.71, based on the assumptions stated above.

Balance Sheet Summary

Total assets as of March 31, 2016 reached a record $33.1 billion, an increase of $758.2 million or 2% from $32.4 billion as of December 31, 2015. The increase in total assets was largely attributable to increases of $904.4 million or 66% in cash and cash equivalents and $200.0 million or 13% in securities purchased under resale agreements (“resale agreements”), partially offset by a decrease of $407.9 million or 11% in investment securities. The balance sheet growth was fueled by deposit growth during the quarter.

Total Loans
Total gross loans receivable as of March 31, 2016 were $23.8 billion, an increase of $105.0 million compared with $23.7 billion as of December 31, 2015. During the first quarter of 2016, the Company sold or securitized $243.7 million in loans, comprised of $201.7 million of multifamily real estate loans, $15.0 million in commercial real estate loans and $27.0 million of Small Business Administration 7(a) loans. Excluding the impact of these loans sold and securitized during the first quarter, the organic loan growth during the first quarter was $348.7 million or 6% annualized. The loan growth during the first quarter of 2016 was largely driven by increases in commercial real estate, consumer and single-family real estate loans, partially offset by a decrease in commercial loans.

During the first quarter of 2016, the Company securitized $201.7 million of multifamily real estate loans and recorded $1.1 million in net gains. The Company retained $160.1 million of the senior tranche of the resulting securities and recorded $641 thousand in mortgage servicing rights.

Deposits and Other Liabilities
As of March 31, 2016, total deposits grew to a record $28.6 billion, an increase of $1.1 billion or 4% from $27.5 billion as of December 31, 2015. Core deposits increased to a record $22.5 billion, an increase of $1.7 billion or 8% from $20.9 billion as of December 31, 2015. All core deposit categories grew during the first quarter of 2016; in particular, noninterest-bearing demand deposits increased by $804.8 million or 9% and money market deposits increased by $705.5 million or 10%.

Federal Home Loan Bank (“FHLB”) advances decreased $699.5 million or 69% from $1.0 billion as of December 31, 2015 to $320.0 million as of March 31, 2016. During the fourth quarter of 2015, the Company had entered into $700 million in short-term FHLB advances to improve liquidity and available cash which matured in the first quarter of 2016.

FIRST QUARTER 2016 OPERATING RESULTS

Net Interest Income
Net interest income totaled $252.2 million for the first quarter of 2016, an increase of $5.3 million or 2% from $246.9 million for the fourth quarter of 2015 and an increase of $16.5 million or 7% from $235.7 million for the first quarter of 2015. The increase in net interest income compared with the prior quarter and prior-year quarter was primarily due to greater interest income resulting from the growth of the loan portfolio. The average loan portfolio balance for the first quarter of 2016 was $23.8 billion, compared to $23.1 billion and $21.7 billion for the fourth and first quarter of 2015, respectively. Additionally, the loan yield for the first quarter of 2016 was 4.28%, up one basis point from 4.27% for the fourth quarter of 2015 but down 23 basis points from 4.51% for the first quarter of 2015.

The net interest margin for the first quarter of 2016 was 3.32%, an increase of six basis points from 3.26% for the fourth quarter of 2015. The increase in the net interest margin compared to the fourth quarter of 2015 was largely due to a six basis point increase in the yield on interest-earning assets to 3.63% for the first quarter of 2016.

Cost of deposits improved one basis point to 0.28% for the first quarter of 2016 from 0.29% for the fourth quarter of 2015 and reflected no change compared to the first quarter of 2015. Cost of funds was 0.34% for the first quarter of 2016, compared to 0.33% and 0.43% for the fourth and first quarter of 2015, respectively.

Noninterest Income & Expense

Noninterest Income
Noninterest income of $40.5 million for the first quarter of 2016 decreased $4.0 million or 9% from $44.5 million for the fourth quarter of 2015 and decreased $3.6 million or 8% from $44.1 million for the first quarter of 2015. The sequential quarter decrease in noninterest income was largely due to decreases of $9.5 million or 71% in net gains on sales of available-for-sale investment securities, and $4.4 million or 32% in letters of credit fees and foreign exchange income. In the fourth quarter of 2015, the Company recorded certain fees and other operating income that were not expected to be recurring in nature. Additionally, in the fourth quarter of 2015, the Company recorded a charge of $19.0 million related to changes in Federal Deposit Insurance Corporation (“FDIC”) indemnification asset and receivable/payable. The Company terminated its United Commercial Bank shared-loss agreements with the FDIC in the fourth quarter of 2015 and had no remaining shared-loss agreements with the FDIC as of December 31, 2015.

The following table presents total fees and other operating income for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015:

	Quarter Ended
($ in thousands)	March 31, 2016	December 31, 2015	March 31, 2015

Branch fees	$10,222	$10,338	$9,384
Letters of credit fees and foreign exchange income	9,553	13,986	8,706
Ancillary loan fees	3,577	4,722	2,656
Wealth management fees	3,051	3,958	5,179
Other fees and other operating income	8,341	11,958	12,668
Total fees and other operating income	$34,744	$44,962	$38,593

Noninterest Expense
Noninterest expense for the first quarter of 2016 totaled $146.6 million, $1.7 million or 1% higher than $144.9 million for the fourth quarter of 2015. The sequential quarter increase in noninterest expense was primarily due to an increase of $2.9 million in compensation and employee benefits and $2.0 million in other real estate owned (“OREO”) expense, partially offset by a $2.3 million decrease in other operating expense. In the first quarter of 2016, the Company recorded $528 thousand in OREO expense compared to $1.4 million in OREO income in the fourth quarter of 2015. Additionally, the decrease in other operating expense was largely due to a decrease in loan related expenses.

The Company’s adjusted efficiency ratio for the first quarter of 2016 was 44.53%, compared with 43.99% and 42.65% for the fourth and first quarter of 2015, respectively.

The Company’s effective tax rate for the first quarter of 2016 was 25.68%, compared with an effective tax rate of 38.17% for the fourth quarter of 2015 and 31.87% for the first quarter of 2015, reflecting a larger benefit from tax credit investments in 2016 compared to 2015.

Credit Quality

The allowance for loan losses totaled $260.2 million as of March 31, 2016, compared with $265.0 million and $257.7 million as of December 31, 2015 and March 31, 2015, respectively. During the first quarter of 2016, the Company recorded a provision for credit losses of $1.4 million, compared with a reversal of credit losses of $2.0 million for the fourth quarter of 2015 and a provision for credit losses of $5.0 million for the first quarter of 2015. In the first quarter of 2016, net charge-offs were $5.1 million, compared with net recoveries of $3.8 million in the fourth quarter of 2015 and net charge-offs of $6.0 million in the first quarter of 2015.

The allowance for loan losses to loans held-for-investment ratio decreased to 1.09% as of March 31, 2016, from 1.12% and 1.21% as of December 31, 2015 and March 31, 2015, respectively. The decrease in the allowance for loan losses to loans held-for-investment ratio reflects the credit trends in the loan portfolio. Nonperforming assets totaled $168.7 million as of March 31, 2016, an increase of $40.3 million or 31% from $128.4 million as of December 31, 2015 and an increase of $48.3 million or 40% from $120.5 million as of March 31, 2015. The increase in nonperforming assets compared to the prior year-end was largely due to a delinquent commercial real estate loan that is fully secured.

Capital Strength

Capital levels for East West remained solid and increased compared to December 31, 2015. East West’s CET1 capital ratio was 10.7% as of March 31, 2016, compared to 10.5% and 10.6% as of December 31, 2015 and March 31, 2015, respectively. The total risk-based capital ratio was 12.4% as of March 31, 2016 compared to 12.2% and 12.4% as of December 31, 2015 and March 31, 2015, respectively.

Regulatory Capital Metrics	Basel III
($ in thousands)	March 31, 2016 (a)	December 31, 2015	March 31, 2015	Minimum Regulatory Requirements	Well Capitalized Regulatory Requirements	Fully Phased- in Minimum Regulatory Requirements

CET1 capital ratio	10.7%	10.5%	10.6%	4.5%	6.5%	7.0%
Tier 1 risk-based capital ratio	10.7%	10.6%	10.7%	6.0%	8.0%	8.5%
Total risk-based capital ratio	12.4%	12.2%	12.4%	8.0%	10.0%	10.5%
Tier 1 leverage capital ratio	8.5%	8.5%	8.6%	4.0%	5.0%	5.0%
Risk-Weighted Assets (“RWA”) (b)	$25,541,262	$25,232,575	$23,101,162	N/A	N/A	N/A

N/A Not applicable.

(a)	The Company’s March 31, 2016 regulatory capital ratios, capital and RWA are preliminary.

(b)
Under regulatory guidelines, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories based on the nature of the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar value in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total RWA.

Dividend Payout and Capital Actions

East West’s Board of Directors has declared second quarter 2016 dividends for the Company’s common stock. The common stock cash dividend of $0.20 per share is payable on May 16, 2016 to stockholders of record on May 4, 2016.

Conference Call
East West will host a conference call to discuss first quarter 2016 earnings with the public on Thursday, April 21, 2016 at 8:30 a.m. PDT/11:30 a.m. EDT. The public and investment community are invited to listen as management discusses first quarter 2016 results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the U.S. - (877) 506-6399; Calls within Canada - (855) 669-9657; International calls - (412) 902-6699.  A listen-only live broadcast of the call will also be available on the Investor Relations page of the Company’s website at www.eastwestbank.com/investors.

A replay of the conference call will be available on Thursday, April 21, 2016 at 10:00 a.m. PST/1:00 p.m. EST through Thursday, May 5, 2016. The replay numbers are: within the U.S. - (877) 344-7529; within Canada - (855) 669-9658; International calls - (412) 317-0088; and the replay access code is: 10083640.

About East West
East West Bancorp, Inc. is a publicly owned company with total assets of $33.1 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Massachusetts, Nevada, New York, Texas and Washington. In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei and Xiamen.  For more information on East West, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements
Certain matters set forth herein (including any exhibits hereto) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to, our ability to compete effectively against other financial institutions in our banking markets; changes in the commercial and consumer real estate markets; changes in our costs of operation, compliance and expansion; changes in the U.S. economy, including inflation, employment levels, rate of growth and general business conditions; changes in government interest rate policies; changes in laws or the regulatory environment including regulatory reform initiatives and policies of the U.S. Department of Treasury, the Board of Governors of the Federal Reserve Board System, the Federal Deposit Insurance Corporation, the U.S. Securities and Exchange Commission and the Consumer Financial Protection Bureau; changes in the economy of and monetary policy in the People’s Republic of China; changes in accounting standards as may be required by the Financial Accounting Standards Board or other regulatory agencies and its impact on critical accounting policies and assumptions; changes in the equity and debt securities markets; future credit quality and performance, including our expectations regarding future credit losses and allowance levels; fluctuations of our stock price; fluctuations in foreign currency exchange rates; success and timing of our business strategies; ability of the Company to adapt and successfully integrate new technologies into its business in a strategic manner; impact of reputational risk from negative publicity, fines and penalties and other negative consequences from regulatory violations and legal actions; impact of potential federal tax increases and spending cuts; impact of adverse judgments or settlements in litigation or of regulatory enforcement actions; changes in our ability to receive dividends from our subsidiaries; impact of political developments, wars or other hostilities that may disrupt or increase volatility in securities or otherwise affect economic conditions; impact of natural or man-made disasters or calamities or conflicts; continuing consolidation in the financial services industry; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our business, business practices and cost of operations; impact of adverse changes to our credit ratings from the major credit rating agencies; impact of failure in, or breach of, our operational or security systems or infrastructure, or those of third parties with whom we do business, including as a result of cyber attacks; and other similar matters which could result in, among other things, confidential and/or proprietary information being disclosed or misused; adequacy of our risk management framework, disclosure controls and procedures and internal control over financial reporting; the effect of the current low interest rate environment or changes in interest rates on our net interest income and net interest margin; the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin; a recurrence of significant turbulence or disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, reduced investor demand for mortgage loans and declines in asset values and/ or recognition of other-than-temporary impairment on securities held in our available-for-sale investment securities portfolio; and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the discussion of risk factors within that document. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the Company’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. The Company assumes no obligation to update such forward-looking statements.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share data)
(unaudited)
Table 1

	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Cash and cash equivalents	$2,265,297	$1,360,887	$1,886,199
Short-term investments	305,548	299,916	325,350
Resale agreements (1)	1,800,000	1,600,000	1,550,000
Investment securities	3,365,373	3,773,226	2,841,085
Loans held for sale	28,795	31,958	196,111
Loans held-for-investment (net of allowance for loan losses of $260,238, $264,959 and $257,738)	23,494,126	23,378,789	21,116,931
Investment in qualified affordable housing partnerships, net	186,999	193,978	182,719
Goodwill	469,433	469,433	469,433
Other assets	1,193,598	1,242,735	1,339,007
Total assets	$33,109,169	$32,350,922	$29,906,835

Liabilities and Stockholders’ Equity
Customer deposits	$28,596,247	$27,475,981	$25,162,833
Short-term borrowings	10,093	—	—
FHLB advances	319,973	1,019,424	317,777
Securities sold under repurchase agreements (“repurchase agreements”) (1)	200,000	—	695,000
Long-term debt	201,102	206,084	220,905
Accrued expenses and other liabilities	564,973	526,483	571,557
Total liabilities	29,892,388	29,227,972	26,968,072
Stockholders’ equity	3,216,781	3,122,950	2,938,763
Total liabilities and stockholders’ equity	$33,109,169	$32,350,922	$29,906,835

Book value per common share	$22.33	$21.70	$20.43
Tangible equity (2) per common share	$18.79	$18.15	$16.87
Tangible equity to tangible assets ratio (2)	8.31%	8.20%	8.25%
Number of common shares at period-end (in thousands)	144,064	143,909	143,821

(1)
Resale and repurchase agreements are reported net pursuant to Accounting Standards Codification (“ASC”) 210-20-45, Balance Sheet Offsetting. As of March 31, 2016 and 2015, $250.0 million out of $450.0 million, and $300.0 million out of $995.0 million of repurchase agreements were eligible for netting against resale agreements, respectively. As of December 31, 2015, all $450.0 million of repurchase agreements were eligible for netting against resale agreements, resulting in no repurchase agreements’ balances reported.

(2)	See reconciliation of GAAP to non-GAAP financial measures in Table 8.

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSITS DETAIL
($ in thousands)
(unaudited)
Table 2

	March 31, 2016	December 31, 2015	March 31, 2015
Loans:
Real estate - commercial	$7,816,442	$7,478,474	$6,455,177
Real estate - land and construction	635,036	632,275	590,244
Commercial	8,818,243	9,003,007	7,720,764
Real estate - single-family	3,103,391	3,066,919	3,512,794
Real estate - multifamily	1,348,007	1,522,995	1,484,425
Consumer	2,046,784	1,956,091	1,612,164
Total loans held-for-investment (1)	23,767,903	23,659,761	21,375,568
Loans held for sale	28,795	31,958	196,111
Total loans (1), including loans held for sale	23,796,698	23,691,719	21,571,679
Unearned fees, premiums and discounts	(13,539)	(16,013)	(899)
Allowance for loan losses	(260,238)	(264,959)	(257,738)
Net loans (1)	$23,522,921	$23,410,747	$21,313,042

Customer deposits:
Noninterest-bearing demand	$9,461,568	$8,656,805	$8,120,644
Interest-bearing checking	3,434,154	3,336,293	2,602,516
Money market	7,638,444	6,932,962	6,360,795
Savings	1,997,365	1,933,026	1,702,507
Total core deposits	22,531,531	20,859,086	18,786,462
Time deposits	6,064,716	6,616,895	6,376,371
Total deposits	$28,596,247	$27,475,981	$25,162,833

(1)	Includes ASC 310-30 discount of $68.7 million, $80.1 million and $118.2 million as of March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)
(unaudited)
Table 3

	Quarter Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Interest and dividend income	$276,172	$270,477	$263,261
Interest expense	(23,968)	(23,536)	(27,544)
Net interest income before (provision for) reversal of credit losses	252,204	246,941	235,717
(Provision for) reversal of credit losses	(1,440)	2,000	(4,987)
Net interest income after (provision for) reversal of credit losses	250,764	248,941	230,730
Noninterest income	40,513	44,483	44,126
Noninterest expense	(146,606)	(144,939)	(128,030)
Income before income taxes	144,671	148,485	146,826
Income tax expense	(37,155)	(56,680)	(46,799)
Net income	$107,516	$91,805	$100,027

Earnings per share
- Basic	$0.75	$0.64	$0.70
- Diluted	$0.74	$0.63	$0.69
Weighted average number of shares outstanding (in thousands)
- Basic	143,958	143,900	143,655
- Diluted	144,803	144,686	144,349

	Quarter Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Noninterest income:
Branch fees	$10,222	$10,338	$9,384
Letters of credit fees and foreign exchange income	9,553	13,986	8,706
Ancillary loan fees	3,577	4,722	2,656
Wealth management fees	3,051	3,958	5,179
Changes in FDIC indemnification asset and receivable/payable	—	(19,007)	(8,422)
Net gains on sales of loans	1,927	5,155	9,551
Net gains on sales of available-for-sale investment securities	3,842	13,373	4,404
Other fees and other operating income	8,341	11,958	12,668
Total noninterest income	$40,513	$44,483	$44,126

Noninterest expense:
Compensation and employee benefits	$71,837	$68,895	$64,253
Occupancy and equipment expense	14,415	15,302	15,443
Amortization of tax credit and other investments	14,155	14,555	6,299
Amortization of premiums on deposits acquired	2,104	2,196	2,391
Deposit insurance premiums and regulatory assessments	5,418	5,049	5,656
OREO expense (income)	528	(1,433)	(1,026)
Legal expense	3,007	3,270	6,870
Data processing	2,688	2,589	2,617
Consulting expense	8,452	7,638	2,431
Deposit related expenses	2,207	2,800	2,238
Other operating expense	21,795	24,078	20,858
Total noninterest expense	$146,606	$144,939	$128,030

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
($ in thousands)
(unaudited)
Table 4

Average Balances	Quarter Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Loans:
Real estate - commercial	$7,706,559	$7,282,106	$6,377,884
Real estate - land and construction	646,555	634,601	574,248
Commercial	8,859,806	8,590,810	7,851,709
Real estate - single-family	3,055,891	3,183,770	3,849,839
Real estate - multifamily	1,522,653	1,502,009	1,472,052
Consumer	2,027,809	1,932,481	1,607,020
Total loans	$23,819,273	$23,125,777	$21,732,752

Investment securities	$3,264,801	$3,255,976	$2,604,250
Interest-earning assets	$30,598,462	$30,020,404	$27,253,259
Total assets	$32,486,723	$31,944,102	$29,219,452

Customer deposits:
Noninterest-bearing demand	$8,769,752	$8,809,031	$7,417,858
Interest-bearing checking	3,359,498	3,178,877	2,526,844
Money market	7,425,797	7,079,586	6,523,439
Savings	1,961,413	1,909,838	1,674,012
Total core deposits	21,516,460	20,977,332	18,142,153
Time deposits	6,302,152	6,582,823	6,267,190
Total deposits	$27,818,612	$27,560,155	$24,409,343

Interest-bearing liabilities	$19,966,312	$19,349,119	$18,345,649
Stockholders’ equity	$3,181,368	$3,121,332	$2,911,711

Selected Ratios	Quarter Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Return on average assets	1.33%	1.14%	1.39%
Return on average equity	13.59%	11.67%	13.93%
Interest rate spread	3.15%	3.09%	3.31%
Net interest margin	3.32%	3.26%	3.51%
Yield on interest-earning assets	3.63%	3.57%	3.92%
Cost of deposits	0.28%	0.29%	0.28%
Cost of funds	0.34%	0.33%	0.43%
Adjusted noninterest expense (1)(2)/average assets	1.61%	1.59%	1.66%
Adjusted efficiency ratio (2)(3)	44.53%	43.99%	42.65%

(1)	Adjusted noninterest expense represents noninterest expense, excluding amortization of tax credit and other investments and amortization of premiums on deposits acquired, annualized.

(2)	See reconciliation of GAAP to non-GAAP financial measures in Table 8.

(3)
Represents noninterest expense, excluding amortization of tax credit and other investments and amortization of premiums on deposits acquired, divided by the aggregate of net interest income before (provision for) reversal of credit losses, and noninterest income.

EAST WEST BANCORP, INC.
QUARTER-TO-DATE AVERAGE BALANCES, YIELDS AND RATES
($ in thousands)
(unaudited)
Table 5

	Quarter Ended
	March 31, 2016			March 31, 2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Assets
Interest-earning assets:
Due from banks and short-term investments	$2,052,787	$3,965	0.78%	$1,562,702	$5,426	1.41%
Resale agreements (2)	1,379,121	6,677	1.95%	1,268,056	4,849	1.55%
Investment securities	3,264,801	11,193	1.38%	2,604,250	10,184	1.59%
Loans	23,819,273	253,542	4.28%	21,732,752	241,566	4.51%
FHLB and Federal Reserve Bank stock	82,480	795	3.88%	85,499	1,236	5.86%
Total interest-earning assets	30,598,462	276,172	3.63%	27,253,259	263,261	3.92%

Noninterest-earning assets:
Cash and cash equivalents	357,714			345,410
Allowance for loan losses	(264,217)			(261,697)
Other assets	1,794,764			1,882,480
Total assets	$32,486,723			$29,219,452

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Checking deposits	$3,359,498	$2,826	0.34%	$2,526,844	$1,761	0.28%
Money market deposits	7,425,797	6,303	0.34%	6,523,439	4,301	0.27%
Savings deposits	1,961,413	1,009	0.21%	1,674,012	803	0.19%
Time deposits	6,302,152	9,159	0.58%	6,267,190	10,098	0.65%
Federal funds purchased and other short-term borrowings	1,730	9	2.09%	149	—	—%
FHLB advances	562,489	1,500	1.07%	338,759	1,033	1.24%
Repurchase agreements (2) (3)	147,253	1,926	5.26%	789,444	8,406	4.32%
Long-term debt	205,980	1,236	2.41%	225,812	1,142	2.05%
Total interest-bearing liabilities	19,966,312	23,968	0.48%	18,345,649	27,544	0.61%

Noninterest-bearing liabilities and stockholders’ equity:
Demand deposits	8,769,752			7,417,858
Other liabilities	569,291			544,234
Stockholders’ equity	3,181,368			2,911,711
Total liabilities and stockholders’ equity	$32,486,723			$29,219,452

Interest rate spread			3.15%			3.31%

Net interest income and net interest margin		$252,204	3.32%		$235,717	3.51%

(1)	Annualized.

(2)	Average volumes of resale and repurchase agreements are reported net pursuant to ASC 210-20-45, Balance Sheet Offsetting.

(3)	The higher cost of funds was primarily due to the lower balances of repurchase agreements reported as a result of the netting impacts pursuant to ASC 210-20-45, Balance Sheet Offsetting.

EAST WEST BANCORP, INC.
ALLOWANCE FOR CREDIT LOSSES
($ in thousands)
(unaudited)
Table 6

	Quarter Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Non-Purchased Credit Impaired (“Non-PCI”) Loans
Allowance for non-PCI loans, beginning of period	$264,600	$263,889	$260,965
Provision for (reversal of) loan losses on non-PCI loans	417	(3,135)	2,138
Net charge-offs (recoveries):
Commercial real estate	(41)	(5,815)	190
Commercial	5,174	2,089	6,062
Residential	40	(111)	(705)
Consumer	(66)	(9)	461
Total net charge-offs (recoveries)	5,107	(3,846)	6,008
Allowance for non-PCI loans, end of period	259,910	264,600	257,095
Purchased Credit Impaired (“PCI”) Loans
Allowance for PCI loans, beginning of period	359	541	714
Reversal of provision for loan losses on PCI loans	(31)	(182)	(71)
Allowance for PCI loans, end of period	328	359	643
Allowance for loan losses	260,238	264,959	257,738
Unfunded Credit Facilities
Allowance for unfunded credit reserves, beginning of period	20,360	19,043	12,712
Provision for unfunded credit reserves	1,054	1,317	2,920
Allowance for unfunded credit reserves, end of period	21,414	20,360	15,632
Allowance for credit losses	$281,652	$285,319	$273,370

EAST WEST BANCORP, INC.
CREDIT QUALITY
($ in thousands)
(unaudited)
Table 7

Non-PCI Nonperforming Assets	March 31, 2016	December 31, 2015	March 31, 2015

Nonaccrual loans:
Real estate - commercial	$52,866	$29,229	$29,750
Real estate - land and construction	6,182	697	3,531
Commercial	72,739	64,735	31,461
Real estate - single-family	11,371	8,726	9,137
Real estate - multifamily	14,790	16,244	13,361
Consumer	4,678	1,738	540
Total nonaccrual loans	162,626	121,369	87,780
OREO, net	6,099	7,034	32,692
Total nonperforming assets	$168,725	$128,403	$120,472

Credit Quality Ratios	March 31, 2016	December 31, 2015	March 31, 2015
Non-PCI nonperforming assets to total assets (1)	0.51%	0.40%	0.40%
Non-PCI nonaccrual loans to loans held-for-investment (1)	0.68%	0.51%	0.41%
Allowance for loan losses to loans held-for-investment (1)	1.09%	1.12%	1.21%
Allowance for credit losses to loans held-for-investment (1)	1.19%	1.21%	1.28%
Allowance for loan losses to non-PCI nonaccrual loans	160.02%	218.31%	293.62%
Net charge-offs (recoveries) (2) to average loans held-for-investment	0.09%	(0.07)%	0.11%

(1)	Total assets and loans held-for-investment include PCI loans of $866.8 million, $970.8 million and $1.2 billion as of March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

(2)	Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
($ in thousands)
(unaudited)
Table 8

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. Tangible equity and tangible equity to tangible assets ratios are non-GAAP disclosures. Tangible equity represents common stockholders’ equity which has been reduced by goodwill and intangible assets. Given that the use of such measures and ratios are more prevalent in the banking industry, and used by banking regulators and analysts, the Company has included them for discussion.

	March 31, 2016	December 31, 2015	March 31, 2015
Stockholders’ equity	$3,216,781	$3,122,950	$2,938,763
Less:
Goodwill and other intangible assets	(509,109)	(511,031)	(513,166)
Tangible equity	$2,707,672	$2,611,919	$2,425,597

Total assets	$33,109,169	$32,350,922	$29,906,835
Less:
Goodwill and other intangible assets	(509,109)	(511,031)	(513,166)
Tangible assets	$32,600,060	$31,839,891	$29,393,669
Tangible equity to tangible assets ratio	8.31%	8.20%	8.25%

Adjusted efficiency ratio represents noninterest expense, excluding amortization of tax credit and other investments and amortization of premiums on deposits acquired, divided by the aggregate of net interest income before (provision for) reversal of credit losses, and noninterest income. The Company believes that presenting the adjusted efficiency ratio shows the trend in recurring overhead-related noninterest expense relative to recurring net revenues. This provides clarity to financial statement users regarding the ongoing performance of the Company and allows comparability to prior periods.

	Quarter Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Total noninterest expense	$146,606	$144,939	$128,030
Less:
Amortization of tax credit and other investments	(14,155)	(14,555)	(6,299)
Amortization of premiums on deposits acquired	(2,104)	(2,196)	(2,391)
Adjusted noninterest expense	$130,347	$128,188	$119,340
Net interest income before (provision for) reversal of credit losses	$252,204	$246,941	$235,717
Noninterest income	40,513	44,483	44,126
Net interest income and noninterest income	$292,717	$291,424	$279,843
Adjusted efficiency ratio	44.53%	43.99%	42.65%